 EXHIBIT 23.2

TOTAL ASIA ASSOCIATES PLT (AF002128 & LLP0016837-LCA) A Firm registered with US PCAOB and Malaysian MIA

Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak, 50400, Kuala Lumpur. Tel: (603) 2733 9989

CONSENT OF INDEPDENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fovea Jewelry Holdings, Ltd (″the Company″) of our report dated March 23, 2020, included in its Form 10 (No.000-56156) relating to the consolidated financial statements of Fovea Jewelry Holdings, Ltd and its subsidiaries for the years ended December 31, 2019 and 2018.

/s/ TOTAL ASIA ASSOCIATES PLT

TOTAL ASIA ASSOCIATES PLT

December 18, 2020

Kuala Lumpur, Malaysia